CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Neuberger Berman Equity Funds and to the use of our reports dated October 16, 2009 on the financial statements and financial highlights of Neuberger Berman Regency Fund, a series of Neuberger Berman Equity Funds. Such financial statements and financial highlights appear in the August 31, 2009 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectuses and in the Statement of Additional Information.

/s/	TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 3, 2010